Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

Prospect Capital Corporation
New York, New York

We hereby consent to the use in the Registration Statement dated October 7, 2011, of our report dated August 29, 2011, relating to the consolidated financial statements of Prospect Capital Corporation, which is contained in the Registration Statement.

We also consent to the use of our report dated August 29, 2011, relating to the information contained under Senior Securities on Page 74 of this Registration Statement, which is contained as Exhibit (n)(2) to the Registration Statement.

/s/ BDO USA, LLP
BDO USA, LLP
New York, New York
October 7, 2011